EXHIBIT 23.1

RALPH E. DAVIS ASSOCIATES, INC.

CONSULTANTS – PETROLEUM AND NATURAL GAS

HOUSTON, TEXAS

1717 St. James Place, Suite 460

Houston, Texas 77056

(713) 622-8955 Telefax (713) 626-3664

July 27, 2010

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of the name Ralph E. Davis Associates, Inc. and to the incorporation by reference of our report entitled “Cook Inlet Energy Estimated Future Reserves and Income as of April 30, 2010 SEC ParamAters” with an effective date of April 30, 2010, which appears in the annual report on Form 10-K of Miller Petroleum, Inc. for the year ended April 30, 2010.

/s/ L.B. Branum
L. B. Branum
Vice President

/s/ Ralph E. Davis Associates, Inc.
Ralph E. Davis Associates, Inc.
Texas Registered Engineering Firm F-1529
Houston, Texas